Exhibit (a)(1)(E)

Confirmation E-mail to Employees who Elect to

Participate in the Offer to Purchase From Eligible Employees

All Outstanding Eligible Options to Purchase Common Stock for Cash

Metrologic has received your election form dated [                    ], 2006, by which you elected to tender all of your outstanding Eligible Options in exchange for a cash payment, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to all of your Eligible Options by completing and signing the withdrawal form which was previously provided to you, and faxing it to Jacqueline Snider in the Legal Department, at fax number (856) 374-5520 or by delivering it by hand to Jacqueline Snider in the Legal Department at Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683, before 9:00 p.m., Eastern Time, on December 19, 2006, or such later date if the offer is extended. Only responses that are completed, signed, and actually received by Jacqueline Snider in the Legal Department by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted. If you have questions, please direct them to:

Jacqueline Snider

Legal Department

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4683

(856) 228-8100

Please note that our receipt of your election form is not by itself an acceptance of the Eligible Options for purchase. For purposes of the offer, Metrologic will be deemed to have accepted Eligible Options for purchase that are validly tendered and not properly withdrawn as of when Metrologic gives oral or written notice to the option holders generally of its acceptance for cancellation of such Eligible Options, which notice may be made by press release, e-mail or other method of communication. Payment of the cash amount pursuant to the offer will also be deemed to be acceptance of tendered Eligible Options. Metrologic’s formal acceptance of the properly tendered Eligible Options is expected to take place shortly after the end of the offer period.

This notice does not constitute the offer to purchase. The full terms of the offer are described in (1) the Offer to Purchase From Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash (2) the letter from C. Harry Knowles, dated November 21, 2006; (3) the election form; and (4) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail to Employees who Withdraw their

Stock Options from the Offer to Purchase From Eligible Employees

All Outstanding Options to Purchase Common Stock for Cash

Metrologic has received your withdrawal form dated [                    ], 2006, by which you withdrew your election to accept Metrologic’s offer to purchase your outstanding Eligible Options in exchange for a cash payment.

If you change your mind, you may once again elect to tender all of your Eligible Options by completing and signing the election form which was previously provided to you, and faxing it to Jacqueline Snider in the Legal Department, at fax number (856) 374-5520, or by delivering it by hand to Jacqueline Snider in the Legal Department at Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683 before 9:00 p.m., Eastern Time, on December 19, 2006, or such later date if the offer is extended. If you have questions, please direct them to:

Jacqueline Snider

Legal Department

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4683

(856) 228-8100

This notice does not constitute the offer to purchase. The full terms of the offer are described in (1) the Offer to Purchase From Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash; (2) the letter from C. Harry Knowles, dated November 21, 2006; (3) the election form; and (4) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

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